Exhibit 99.1

B&G Foods Announces Proposed Refinancing

— Issues Conditional Notice of Redemption for 4.625% Senior Notes due 2021 —

Parsippany, N.J., September 10, 2019—B&G Foods, Inc. (NYSE: BGS), announced today that it intends to refinance its 4.625% senior notes due 2021 and existing indebtedness under its revolving credit facility with new tranche B term loans under B&G Foods’ existing credit facility and/or the issuance of new senior notes. The consummation of the refinancing is subject to completion of definitive agreements as well as customary closing conditions, and is subject to market and other conditions. There can be no assurance that the refinancing will occur, or, if it does, as to the terms of the refinancing.

B&G Foods also announced that it has issued a notice of redemption for all $700.0 million principal amount of its outstanding 4.625% senior notes due 2021 at a cash redemption price of 100.0% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on such amount, to, but excluding, the redemption date of October 10, 2019. The notice of redemption is conditioned on the completion by B&G Foods of the refinancing described above.

Interest on the redeemed notes will cease to accrue on and after October 10, 2019. The only remaining right of the holders of the redeemed notes will be to receive payment of the redemption price (together with the accrued and unpaid interest on such amount).

A conditional notice of redemption will be sent by The Bank of New York Mellon, the trustee for the notes, to the registered holders of the notes. Copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from The Bank of New York Mellon at 1.800.254.2826.

This press release is for informational purposes only and does not constitute a redemption notice with respect to the 4.625% senior notes and does not constitute an offer to sell or a solicitation of an offer to buy securities, and there shall not be any sale of securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico.  With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature, B&G, B&M, Cream of Wheat, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, Mrs. Dash, New York Style, Ortega, Polaner, SnackWell’s, Spice Islands and Victoria, there’s a little something for everyone.  For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to the proposed refinancing and notes redemption, including the prospects for consummating the proposed refinancing and the notes redemption. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to successfully implement a new enterprise resource planning (ERP) system; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Dara Dierks 866.211.8151	Media Relations: ICR, Inc. Matt Lindberg 203.682.8214